Exhibit 4.3

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT

This AMENDMENT NO. 2 (THE “AMENDMENT”) TO THE AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of GRAYSCALE XRP TRUST ETF is made and entered into as of the 3rd day of April, 2026, between GRAYSCALE INVESTMENTS SPONSORS, LLC, a Delaware limited liability company and the SHAREHOLDERS from time to time hereunder.

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RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Amended and Restated Declaration of Trust and Trust Agreement dated as of August 14, 2024, as amended by Amendment No. 1 dated as of November 20, 2025, as may be further amended from time to time (the “Trust Agreement”);

WHEREAS, Section 10.1 of the Trust Agreement provides that the Sponsor may amend the Trust Agreement without the consent of the Shareholders, subject to certain exceptions;

WHEREAS, the Sponsor wishes to amend the Trust Agreement pursuant to Section 10.1(a)(i) thereof to (i) amend the definition of “Basket” to provide that a Basket may consist of a block of 100 Shares, or a number of Shares as may be described in the Trust’s Memorandum from time to time, and (ii) make a corresponding conforming amendment to the definition of “Basket Amount;” and

NOW, THEREFORE, pursuant to Section 10.1(a)(i) of the Trust Agreement, the Sponsor hereby amends the Trust Agreement as set forth below.

ARTICLE I AMENDMENTS

SECTION 1.1 Amendments.

(a) The definition of “Basket” in Section 1.1 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 1.1 Definitions.

“Basket” means a block of 100 Shares, or a number of Shares as may be described in the Trust’s Memorandum from time to time.

Exhibit 4.3

(b) The definition of “Basket Amount” in Section 1.1 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Basket Amount” means, on any Trade Date, the number of XRP required as of such Trade Date for each Creation Basket or Redemption Basket, as determined by dividing (x) the number of XRP owned by the Trust at 4:00 p.m., New York time, on such Trade Date, after deducting the number of XRP representing the U.S. Dollar value of accrued but unpaid fees and expenses of the Trust (in the case of any such fee and expense other than the Sponsor’s Fee, converted using the Reference Rate Price at such time, and carried to the eighth decimal place), by (y) the number of Shares outstanding at such time (with the quotient so obtained calculated to one one-hundred-millionth of one XRP (i.e., carried to the eighth decimal place)), and multiplying such quotient by 100, or such other number of Shares equal to a Basket on such Trade Date.

(c) As used in the Trust Agreement, all references to “Basket” and “Basket Amount” are hereby amended.

(d) Section 13.11 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 13.11 Integration. This Trust Agreement, Amendment No. 1 and Amendment No. 2 thereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

(e) For the avoidance of doubt, any reference in the Trust Agreement to a “Basket,” “Creation Basket,” “Redemption Basket,” “Basket Amount,” or “Total Basket Amount” shall be deemed to refer to such number of Shares constituting a Basket as determined pursuant to the definition of “Basket,” as amended hereby, in effect on the applicable Trade Date.

ARTICLE II MISCELLANEOUS

SECTION 2.1 Governing Law. The validity and construction of this Amendment shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

SECTION 2.2 Provisions In Conflict With Law or Regulations.

(a) The provisions of this Amendment are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if

Exhibit 4.3

applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Amendment, even without any amendment of this Amendment pursuant to this Amendment; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Amendment or the Trust Agreement, or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b) If any provision of this Amendment shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Amendment in any jurisdiction.

SECTION 2.3 Construction. In this Amendment, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Amendment.

SECTION 2.4 Electronic Signatures. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 2.5 Defined Terms. For purposes of this Amendment, any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Trust Agreement.

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Exhibit 4.3

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment No. 2 to the Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

GRAYSCALE INVESTMENTS SPONSORS, LLC, as Sponsor

By: /s/ Craig Salm

Name: Craig Salm

Title: Chief Legal Officer